As filed with the Securities and Exchange Commission on November 16, 2023

Registration No. 333-258079

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Zhangmen Education Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No.1666 North Sichuan Road, Hongkou District, Shanghai People’s Republic of China Tel: +86-16628513671

(Address and telephone number of principal executive office)

2018 Option Plan

2021 Share Incentive Plan

(Full title of the plans)

Cogency Global Inc.

122 East 42nd Street, 18th floor

New York, NY 10168

(800) 221-0102

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Yi Zhang Chief Executive Officer Zhangmen Education Inc. No.1666 North Sichuan Road, Hongkou District Shanghai, People’s Republic of China Tel: +86-16628513671	Li He, Esq. Davis Polk & Wardwell LLP 18/F, The Hong Kong Club Building 3A Charter Road, Central Hong Kong, People’s Republic of China Tel: +852-2533-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-258079) (the “Registration Statement”), which was filed with the Securities and Exchange Commission by Zhangmen Education Inc., a company established under the laws of the Cayman Islands (the “Company”) on July 22, 2021. Under the Registration Statement, a total of 82,937,041 Class A ordinary shares (each a “Class A Share”, or collectively, “Class A Shares”), par value US$0.00001 per share, of the Company, were registered for issuance under the Company’s 2018 Option Plan (the “2018 Plan”) and the 2021 Share Incentive Plan (the “2021 Plan”, and together with the 2018 Plan, the “Plans”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the Plans.

On November 15, 2023, pursuant to the agreement and plan of merger dated July 28, 2023 (the “Merger Agreement”) among the Company, Ultimate Vitor II Holdings Limited (“Parent”) and Summit Lustre Limited, a wholly owned subsidiary of Parent (“Merger Sub”), the Company has completed its merger with Merger Sub (the “Merger”), with the Company continuing as the surviving company and becoming a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all the offerings of its securities pursuant to the Registration Statement. The Company hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date hereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on November 16, 2023.

Zhangmen Education Inc.

By:	/s/ Yi Zhang
	Name:	Yi Zhang
	Title:	Chairman of the Board of Directors and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933.